EXHIBIT 10.40

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

FY 20[__] NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you, a person notified by the Company and identified in the Company’s records, as the recipient of a Nonqualified Stock Option grant during the Company’s fiscal year 20[__]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.
The Company desires to provide you with an opportunity to purchase shares of Stock, as provided in this Agreement in order to carry out the purpose of the Company’s 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.	Grant of Option.
The Company hereby grants to you, effective as of the Grant Date, an Option to purchase all or any part of the aggregate number of shares of Stock communicated to you and set forth in the Company’s records, on the terms and conditions contained in such communication, this Agreement and the Plan. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

2.	Option Price.
The Option Price of the shares of Stock subject to the Option shall be the purchase price per share communicated to you and set forth in the Company’s records.

3.	Term of Option and Exercisability.
The term of the Option shall be for a period of ten years from the Grant Date, terminating at the close of business on the expiration date communicated to you and set forth in the Company’s records (the “Expiration Date”) or such shorter period as is prescribed in Sections 4, 5 and 6 of this Agreement. The Option shall become exercisable, or vest, [vesting schedule variable], subject to the terms and conditions of this Agreement including the clawback and forfeiture provisions under Section 5 and Section 6 below. To the extent the Option is exercisable, you may exercise it in whole or in part, at any time, or from time to time, prior to the termination of the Option.

4.	Effect of Termination of Employment.

(a)
If you cease to be employed by the Company or an Affiliate, any portion of the Option that was not vested on the date of your termination of employment shall be forfeited and any portion of the Option that was vested on the date of your termination of employment may be exercised until the earlier of (x) the Expiration Date and (y) the date that is three months after the date of your termination of employment.

Notwithstanding the foregoing, the Option shall vest subject to the terms and conditions of this Agreement including the clawback and forfeiture provisions under Section 5 and Section 6 below:1

(i)
If, within two years after the date of a consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (using the standard definition set forth in Section 2.8 of the Plan), death or Disability, or you terminate employment for Good Reason, the Option shall become immediately exercisable in full and the Option shall expire on the earlier of (x) the Expiration Date and (y) the date that is five years after the date of your termination of employment.

(ii)
[If the Company or an Affiliate terminates your employment involuntarily and not for Cause (using the standard definition set forth in Section 2.8 of the Plan), and your combined age and years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings plan) equal at least 70, then (A) any portion of the Option that has not vested as of the date of your termination of employment shall vest on a pro rata basis and become immediately exercisable, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested portion of the Option, (B) any portion of the Option that has not vested pursuant to the foregoing provisions shall be forfeited and (C) any portion of the Option that has vested (including any portion of the Option that has vested pursuant to the foregoing provisions) may be exercised until the earlier of (x) the Expiration Date and (y) the date that is five years after the date of your termination of employment;]

(iii)
[If you Retire (as defined in Section 4(c) below) on or after age 65 with five years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings plan) (“Normal Retirement”), the Option shall become immediately exercisable in full and may be exercised until the Expiration Date;]

(iv)
[If you Retire (as defined in Section 4(c) below) on or after age 55 with ten years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings plan) but before Normal Retirement (“Early Retirement”), then (A) any portion of the Option that has not vested as of the date of your Early Retirement shall vest on a pro rata basis and become immediately exercisable, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested portion of the Option, (B) any portion of the Option that

1Note to Draft: The CEO has the flexibility, in his sole discretion, to include or exclude the Rule of 70 provision in Section 4(a)(ii). The intent is for the retirement provisions in Sections 4(a)(iii) and (iv) to be included in annual grants and to have the flexibility to include or exclude these provisions in off-cycle grants.

has not vested pursuant to the foregoing provisions shall be forfeited and (C) any portion of the Option that has vested (including any portion of the Option that has vested pursuant to the foregoing provisions) may be exercised until the earlier of (x) the Expiration Date and (y) the date that is five years after the date of your Early Retirement;]

(v)
If you terminate employment with the Company or an Affiliate due to death, the Option shall become immediately exercisable in full and may be exercised until the earlier of (x) the Expiration Date and (y) the date that is five years after the date of your death. The Option may be exercised by your personal representative or the administrators of your estate or by any Person or Persons to whom the Option has been transferred by will or the Applicable Laws of descent and distribution; or

(vi)
If you terminate employment with the Company or an Affiliate on account of becoming Disabled (as defined below) while employed by the Company or an Affiliate, the Option shall become immediately exercisable in full as of the Disability Date (as defined below) and may be exercised until the earlier of (x) the Expiration Date and (y) the date that is five years after the date you are determined to be Disabled (the “Disability Date”). The Option may be exercised by your personal representative. For purposes of this Agreement, “Disabled” or “Disability” means (i) being treated as disabled under the applicable plan of long-term disability of the Company or an Affiliate; (ii) becoming eligible for disability benefits under the Social Security Act; or (iii) the Company, in its sole discretion, determines you to be “Disabled” for purposes of this Agreement.

(b)	For purposes of this Agreement, “Good Reason” means:

(i)
without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or

(ii)
a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.

You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to accelerated vesting of the Option as provided hereunder upon a termination of employment for Good Reason.
[(c)    For purposes of this Agreement, “Retire” means that you voluntarily terminate your employment with the Company and its Affiliates after having attained a combination of age and years of service that meets the requirements of either Section 4(a)(iii) or Section 4(a)(iv) above and, prior to such employment termination, you have: (i) given the Company’s Chief Human Relations Officer (“CHRO”) or your immediate supervisor at least three months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of your intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them. Notwithstanding the foregoing, you shall be deemed to Retire for purposes of this Section if your employment is involuntarily terminated by the Company without Cause after having met one of the age and service requirements set forth above, provided that you have timely completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor, if any, in a satisfactory manner, as reasonably determined by either of them.]

5.	[Restrictive Covenants.[2]

(a)	Non-Disclosure.

(i)
During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law, including the Defend Trade Secrets Act of 2016), and confidential or proprietary information, which includes the following, whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service

2 Note to Draft: The restrictive covenants in Section 5 shall be included in grants to executive officers. The CEO shall have discretion whether or not to include these covenants in grants to other individuals.

providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

(ii)
All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of your employment with the Company and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without Cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

(iii)
Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.

(iv)	Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.

(b)
Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without Cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.

(i)	If you are a resident of California and subject to its laws, the restrictions set forth in Section 5(b) above shall not apply to you.

(ii)
Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

(c)
Non-Solicitation. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company.

(d)
Non-Recruitment. You agree that during the course of your employment with the Company and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 5(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in Section 5(c) above and this Section 5(d) shall be limited to apply only where you use or disclose Confidential Information or Trade Secrets when engaging in the restricted activities.

(e)
Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood. By accepting this Agreement, you specifically recognize and affirm that strict compliance with terms of the covenants set forth in this Section 5 is required in order to vest in the Option. You agree that should all or any part or application of this Section 5 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in any portion of the Option if you violated any of the terms of any of the covenants set forth in this Section 5.

(f)
Survival of Covenants. The provisions and restrictive covenants in this Section 5 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 5. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 5, prior to the commencement of any such affiliation or employment.

(g)
Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.

(h)
Clawback and Forfeiture due to Violating Section 5. In the event that you violate any of the terms of this Section 5, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any Shares that vested [on or after any such violation or pursuant to Section 4(a) of this Agreement] and any distributions with respect to such vested Shares (including any cash dividends or other distributions) received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such Shares, and (ii) the unexercised portion of your Option, whether vested or unvested, shall be immediately forfeited.]

6.	Application of Clawback Policy and Stock Ownership Policy
This Option and any rights to Stock or other property in connection with this Option are subject to terms and conditions of the Company’s Clawback Policy and Stock Ownership Policy (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting this Option, you voluntarily agree and acknowledge that: (a) the Policies have been previously provided to you, (b) the Policies are part of this Nonqualified Stock Option Award Agreement, (c) the Company may cancel this Option, require reimbursement of Stock acquired under this Option and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, this Option, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 3.3.2 of the Plan.

7.	Method of Exercising Option.

(a)
Subject to the terms and conditions of this Agreement, you may exercise your Option by following the procedures established by the Company from time to time. In addition, you may exercise your Option by written notice to the Company as provided in Section 10 of this Agreement that states (i) your election to exercise the Option, (ii) the Grant Date of the Option, (iii) the Option Price of the shares of Stock subject to the Option, (iv) the number of shares of Stock as to which the Option is being exercised, (v) the manner of payment and (vi) the manner of payment for any income tax withholding amount. The notice shall be signed by you or the Person or Persons exercising the Option. The notice shall be accompanied by payment in full of the Option Price for all shares of Stock designated in the notice. To the extent that the Option is exercised after your death or the Disability Date, the notice of exercise shall also be accompanied by appropriate proof of the right of such Person or Persons to exercise the Option.

(b)	Payment of the Option Price shall be made to the Company through one or a combination of the following methods:

(i)	cash, in United States currency (including check, draft, money order or wire transfer made payable to the Company);

(ii)
delivery (either actual delivery or by attestation) of shares of Stock acquired by you having a Fair Market Value on the date of exercise equal to the Option Price. You shall represent and warrant in writing that you are the owner of the shares of Stock so delivered, free and clear of all liens, encumbrances, security interests and restrictions, and you shall duly endorse in blank all certificates delivered to the Company;

(iii)
to the extent permitted by Applicable Laws and the Company, delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of the Option Price; or

(iv)	with the consent of the Company, by having the Company withhold the number of shares of Stock that would otherwise be issuable in an amount equal in value to the Option Price.

8.	Taxes.

(a)
You acknowledge that you will consult with your personal tax adviser regarding the income tax consequences of exercising the Option or any other matters related to this Agreement. If you are employed by the Company or an Affiliate, in order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)
In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the exercise of the Option by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the exercise of the Option may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such exercise, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 8(b), the Company shall withhold shares of Stock as provided in Section 8(b)(ii) above.

9.	Adjustments.
In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares of Stock covered by the Option such that an adjustment is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee administering the Plan shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of the shares covered by the Option and the Option Price of the Option.

10.	General Provisions.

(a)
Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)
No Rights as a Shareholder. Neither you nor your legal representatives shall have any of the rights and privileges of a shareholder of the Company with respect to the shares of Stock subject to the Option unless and until such shares are issued upon exercise of the Option.

(c)
No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d)
Option Not Transferable. Except as otherwise provided by the Plan or by the Committee administering the Plan, the Option shall not be transferable other than by will or by the laws of descent and distribution and the Option shall be exercisable during your lifetime only by you or, if permissible under Applicable Law, by your guardian or legal representative. The Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Option shall be void and unenforceable against the Company or any Affiliate.

(e)
Reservation of Shares. The Company shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

(f)
Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(g)
Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(h)
Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(i)
Arbitration. [Except for injunctive relief as set forth herein,][3] the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.

(j)
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 10(i) hereof, you agree that the state and

3Note to Draft: This language only to be included in Agreements that contain the restrictive covenants in Section 5.

federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.

(k)	Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
                Supervisor, Stock Compensation Plans
                1000 Darden Center Drive
                Orlando, FL 32837

(l)
Offset. Any severance or other payments or benefits to you under the Company’s plans and agreements may be reduced, in the Company’s discretion, by any amounts that you owe the Company under Section 5 or Section 6 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under Applicable Laws.

(m)
Award Agreement and Related Documents. This Nonqualified Stock Option Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a Nonqualified Stock Option grant. [You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. OR YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 5 AND SECTION 6 OF THIS AGREEMENT AND THE COMPANY’S OFFSET RIGHTS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR STOCK OPTION GRANT.][4] In connection with your Nonqualified Stock Option grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

4 Note to Draft: Active acceptance of the Agreement only to be included in Agreements that contain the restrictive covenants in Section 5.